Exhibit 99.1

Baldwin Reports First Quarter Results

    SHELTON, Conn.--(BUSINESS WIRE)--Oct. 28, 2004--Baldwin Technology Company, Inc. (ASE:BLD) announced today that net sales for the first quarter ended September 30, 2004 were $39,997,000 compared to $34,511,000 for the first quarter in the prior year, representing an increase of approximately sixteen (16%) percent. Of this increase, $2,593,000 was due to the favorable effects of currency translation.
    Baldwin also reported net income for the first quarter ended September 30, 2004 of $719,000 or $0.05 per fully diluted share, compared to $679,000 or $0.05 per fully diluted share for the same quarter in the prior fiscal year. Net income for the first quarter was positively impacted by $75,000 due to favorable currency exchange rates. Furthermore, the prior year's first quarter income from operations before tax included approximately $500,000 of a favorable impact from foreign exchange gains primarily associated with the Company's then outstanding debt.
    Orders for the quarter ended September 30, 2004 were $43,083,000 compared to $39,900,000 for the quarter ended September 30, 2003. Backlog was at $48,009,000 on September 30, 2004, up from $44,923,000 at June 30, 2004.
    Gerald Nathe, Chairman and President commented: "Since the completion of the drupa exhibition in May, an international graphic arts exhibition held every four years in Dusseldorf, Germany, we have witnessed an increased level of business activity. In fact, strong customer interest has continued at other graphic arts trade shows such as JGAS in Asia, Graph Expo in the Americas, and IFRA in Europe. We believe a strengthening global economy combined with a vigorous graphic arts printing market will help sustain continuing improvement in Baldwin's performance."
    Vijay Tharani, Vice President and CFO added: "We are pleased to see continued sales growth this quarter, as well as an increase in our backlog levels. During the quarter, we also entered into an amendment to our credit facility with Maple Bank. The new arrangement increased the size of the facility, lowered interest rates and fees and extended the maturity of the loan to October, 2008. This amendment will result in annualized cash savings of approximately $1.3 million."
    Log on to the Company's web site at www.baldwintech.com to hear the live teleconference call on October 28th at 11:00 a.m. Eastern Time.

    Baldwin Technology Company, Inc. is a leading international manufacturer of accessories and controls for the printing and publishing industry.




                   Baldwin Technology Company, Inc.
              Condensed Consolidated Statements of Income
                 (In thousands, except per share data)
                              (Unaudited)

                                              Quarter ended September
                                                         30,
                                              ------------------------
                                                     2004        2003
                                              ------------ -----------
Net sales                                         $39,997     $34,511
Cost of goods sold                                 27,906      23,742
                                              ------------ -----------
Gross profit                                       12,091      10,769
Operating expenses                                 10,691       9,557
Restructuring charges                                  --         382
                                              ------------ -----------
Operating income                                    1,400         830
Interest expense                                      952         937
Interest income                                       (23)        (26)
Other expense (income), net                          (767)     (1,243)
                                              ------------ -----------
Income from operations before income taxes          1,238       1,162
Provision for income taxes                            519         483
                                              ------------ -----------
Net income                                           $719        $679
                                              ============ ===========
Income per share:
 Income per share - basic                           $0.05       $0.05
 Income per share - diluted                         $0.05        0.05
                                              ------------ -----------
Weighted average shares outstanding - basic        14,873     $15,015
                                              ============ ===========
Weighted average shares outstanding - diluted      15,351      15,015
                                              ============ ===========


                 Condensed Consolidated Balance Sheets
                       (In thousands, unaudited)

                                              September 30,   June 30,

Assets                                               2004        2004
                                              ------------ -----------
 Cash and equivalents                             $11,256     $12,008
 Trade receivables                                 38,129      37,725
 Inventory                                         27,750      24,998
 Prepaid expenses and other                         5,268       5,921
                                              ------------ -----------
Total current assets                               82,403      80,652
Property, plant and equipment, net                  4,514       4,540
Intangible assets                                  13,516      13,363
Other assets                                       16,929      16,716
                                              ------------ -----------
Total assets                                      117,362     115,271
                                              ============ ===========

Current liabilities
 Loans payable                                      2,727       2,757
 Current portion of long-term debt                  1,050      20,523
 Other current liabilities                         50,146      48,998
                                              ------------ -----------
Total current liabilities                          53,923      72,278
Long-term debt                                     21,538       1,794
Other long-term liabilities                         6,486       6,732
                                              ------------ -----------
Total liabilities                                  81,947      80,804
                                              ------------ -----------

Shareholders equity                               $35,415     $34,467
                                              ------------ -----------

Total liabilities and shareholders equity        $117,362    $115,271
                                              ============ ===========


    CAUTIONARY STATEMENT--This Release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Exhibit 99 to the Company's Form 10-K Report for the fiscal year ended June 30, 2004.

    CONTACT: Baldwin Technology Company, Inc.
             Helen Oster, 203-402-1004